Exhibit 99.4

Ann Hand (00:11):

Good afternoon, everyone, and welcome aboard as I take you to Super League Gaming's metaverse. We thought we would try something a little different this earning season. And in place of our traditional earnings call, given who we are and what we do, we would show you our world. I'm Ann Hand, the CEO and chair of Super League since 2015. Joining me today is Super League's chief financial officer Clayton Haynes. So, how did I end up here with you? Well, I have a lot of experience creating and building consumer brands, and I love finding an intersection between consumer trends and technology that enable the creation of bold offers that can drive positive social impact and deliver bottom line results.

In this case, what drove me to Super League was the opportunity to debunk the myth of who a gamer is. Because it is pretty much everybody these days. With over 80% of gen Z saying gaming is their favorite activity. The desire to prove that gaming can be positive and safe and inclusive, we stand for good gaming and, let's face it, we also see the billions of dollars of value that will be generated over the next decade by the companies that create an early leadership position. That explains why Super League has doubled down on metaverse games like Minecraft and Roblox, because they're empowering positive platforms where gamers can do more than just compete. They can create and socialize and monetize their passion.

Metaverse games are the next generation's playground. A digital expression of their physical self. One blended life. They want a relationship with the brands they love in both those worlds. We offer a launchpad to make those digital-to-physical connections. The market potential's massive, 3 billion gamers on the planet, and well over 20% of them enjoy these types of open world or metaverse games. The multi-trillion dollar advertising industry's waking up. An estimated $56 billion of advertising will be deployed inside of games by 2024. Finally, the owners of great IP are realizing that they're leaving hundreds of millions of dollars on the table by not getting in the game, so to speak.

These are the conversations I'm most enjoying right now, because iconic IP belongs in the metaverse. Their friends are craving it. When that powerful IP is brought into our worlds, like SpongeBob or Barbie, or we build dedicated worlds for their IP, there are material new sources of revenue from in-game player monetization to extensive in-game media inventory. The CEO of Ralph Lauren recently cited that the metaverse is a key source of consumer acquisition and one of their faster growing revenue streams. That's right. A young consumer's first experience with Ralph Lauren could be buying a digital rugby shirt for their avatar. And that turns into physical purchases and lifelong brand affinity.

So, a quick recap of what we do for those of you that might be new to Super League. Super League builds and operates metaverse game worlds and content networks, and deploys empowering tools and analytics, creating a vibrant metaverse ecosystem for gamers, creators, and advertisers. That's our Super League universe. So, are we ready to dive into the metaverse? Remember, metaverse games have been around for over a decade. Players don't need VR headsets to get there, nor do you. The experience may be virtual, but the money we can generate for ourselves, our creators and our brand partners is real and right now. So, let's go.

First, let's travel into MTV's wildly popular rap battle show Wild 'N Out. You can see here, we faithfully recreated the Wild 'N Out stage inside our Minecraft owned and operated property Minehut, one of the largest connected networks of Minecraft servers in the world. We created amazing details from the real set, like the mechanical bull, D-Wrek's DJ booth and the Jeep in the audience. Beyond the stage, we created three obstacle courses that were unveiled weekly with viewers able to participate and win exclusive endgame prizes between broadcast. There was even a detailed backstage area with Nick Cannon's dressing room.

We can do the same with Roblox through our game network and content production capability, as evidenced in our delivery of the Samsung Superstar Galaxy featuring Charli XCX. Players were able to dance and perform to six Charli XCX songs and can beat on six custom built obstacle courses. As a build up to the event, players could chat with Charli XCX across various game worlds in our network, through our 3D interactive ad units. Like MTV, it is not just about delivering the endgame experience and player engagement, but also the power of the content to drive viewership.

We produced five weekly broadcasts with top tier YouTube influencers through our proprietary studio tech and capability. Hey, this is pretty neat. The Charli XCX experience was recently nominated for an MTV VMA Award for best metaverse performance, a brand new category, and another proof point that the metaverse is here to stay.

Now, I don't want to take anything away from Clayton's presentation, but we hit another company record this quarter, delivering over 4.2 million in revenues, up nearly 300% on a year-over-year basis. I am so incredibly proud of the team's hard work. This trip to the metaverse is a great demonstration of their talent and our technology. As well today, we reiterate our full year top-line outlook of 20 to 22 million in revenue.

We see operating leverage starting to kick in, we're controlling cost and simultaneously seeing sales force efficiency improving. The net of it all is our operating loss is shrinking faster than we had originally planned. I know that the state of the world and market has impacted many companies' ability to hit their forecast. So, we believe this is another way we set ourselves apart. Our response to COVID, our resiliency in a recession, with continued step change year-on-year revenue growth says a lot about what we've built and why it is undeniably relevant to our player and creator communities and brand partners. So, yes, we Super Leaguers, or as some like to call us, slugs, as a nod to our SLGG ticker symbol, feel like we're on a rocket ship. Clayton, over to you.

Clayton Haynes (06:36):

Thanks, Ann. And thank you all for joining us today. Okay. I am here to take you through our financials for the second quarter of 2022 at a high level. For those of you who have not yet had a chance to review, we posted our financial results for the second quarter of 2022 in the form of a quarterly letter to shareholders this afternoon.

Now, let's jump right into Super League's results for Q2 2022. Total revenues in the second quarter of 2022 increased nearly 300% to 4.3 million over the second quarter of 2021. The 3.2 million and nearly 300% increase in revenues in the second quarter was driven by strong percentage increases in our advertising and sponsorship and direct-to-consumer revenue streams. Advertising and sponsorship revenues, which as I have mentioned in previous earnings calls, includes direct sales advertising and brand sponsorship revenues, as well as programmatic display in video advertising revenues increased 625% to 3.5 million and comprised approximately 82% of total revenues for the second quarter of 2022, compared to 45% of total revenues in the second quarter of 2021.

The increase in revenues was primarily due to a 36% increase in our direct sales advertising revenue-generating customers driven by our growing premium in-game and in-stream advertising inventory and an over 560% increase in the average revenue per customer for the second quarter of 2022. Direct-to-consumer revenues, which consists of sales of digital goods and subscriptions across our owned and operated Minehut digital property and our Mineville and Pixel Paradise official Microsoft Minecraft servers rose 102%, to 473,000, and accounted for approximately 11% of revenues for the second quarter of 2022, compared to 22% of revenues in the second quarter of 2021.

Turning to our cost of revenues. This increased to 2.5 million compared to 533,000 in the comparable prior year quarter, primarily due to the significant increase in related revenues in the second quarter of 2022, compared to the prior year quarter. As a percent of revenue, gross profit, in the second quarter of 2022, was 43% compared to 51% in the prior year quarter. The reduction in margin was driven by the impact of a full quarter of Mobcrush related influencer marketing revenues in the second quarter of 2022, which on average have higher direct cost profiles as compared to one month of these revenues reflected in the second quarter of 2021.

While the 43% margin for Q2 2022 is still strong, our sales and product teams continue to be in the process of absorbing and optimizing the significant increase in our premium, high quality advertising inventory, which we believe will result in opportunities for us to drive up margins across our ad inventory in future periods, we continue to target a range of 45% to 50% for margins in the future periods, reflecting our premium advertising model.

During the second quarter of 2022 total operating expenses increased to 10.6 million versus 6.9 million in the comparable prior year quarter, primarily due to an increase in personnel costs associated with our fiscal year 2021 M&A activities and non-cash amortization of intangible assets acquired in connection with our fiscal year 2021 acquisitions. Also contributing, albeit to a lesser extent, were higher cloud services and other technology platform costs reflecting the expansion of activities in connection with our fiscal year 2021 acquisitions and the continuing strong engagement across our digital properties.

Moving on to non-cash amortization of intangible assets. This increased for the second quarter of 2022 to 1.3 million compared to 505,000 in the second quarter of 2021, reflecting a full quarter of amortization of intangible assets acquired in connection with our fiscal year 2021 acquisitions, compared to one month of amortization in the comparable prior year quarter.

Non-cash stock compensation charges for the second quarter of 2022 totaled 1 million compared to 561,000 in the second quarter of 2021. On a gap basis, which includes the impact of non-cash charges and credits, net loss in the second quarter of 2022 was 8.7 million or 24 cents per share, compared to a net loss of 2 million or 7 cents per share in the comparable prior year quarter. It is important to note that the second quarter 2021 gap net loss included a non-cash gain on debt extinguishment totaling 1.2 million and a non-cash gain related to a partial release of tax related valuation allowances totaling 3.1 million. Excluding the impact of these non-cash gains, the net loss for the second quarter of 2021 was 6.3 million or 23 cents per share. Excluding non-cash stock compensation charges, non-cash amortization of intangibles and non-cash gains, our pro-forma net loss for the second quarter of 2022 was 6.4 million or 17 cents per share, compared to 5.3 million or 19 cents per share in the comparable prior year quarter.

The change primarily reflects the significant increase in top-line revenues and gross profit, net of the expense related relationships and fluctuations I described earlier. In addition, the weighted average diluted share count for the second quarter of 2022 was 36.9 million compared to 27.2 million for the second quarter of 2021.

As a reminder, as disclosed in our quarterly letter, an 8-K filed with the SCC this afternoon, pro-forma net income or loss is a non-gap measure that we believe investors can use to compare and evaluate our financial results. As of June 30th, 2022, we reported 7.1 million in cash in total shareholder's equity of 76.2 million. Consistent with our previously disclosed outlook, our average monthly net cash burn rate for 2022 based on plan is expected to be in the 1.7 million range as we continue to focus on top-line revenues and controlled costs in connection with our commitment to reducing costs and improving the bottom line.

As previously disclosed, to strengthen our liquidity, in March of this year, we entered into an equity line of credit facility with an investor where we have the right, but not the obligation, to sell up to 7.3 million shares of common stock subject to the terms of the underlying agreement as previously filed with the SCC. In May 2022, we closed an additional 4 million in financing and this financing combined with the equity line of credit and earlier announced financing facilities, we believe provides the company with the ability to deliver against our 2022 growth strategy. Thank you for your time and for joining us today. Ann will now jump right into the Q&A portion of today's presentation. Ann.

Ann Hand (13:43):

Thank you, Clayton. Now, on a traditional earnings call, we will be fielding questions from our covering analysts, Scott Buck at H.C. Wainwright, and Jack Vander Aarde from Maxim Group. Today, I'm excited to be able to address questions not only from our covering analysts, but also our fans and Reddit community. So, let's hit it off. First question, "What do you see as the biggest challenge the org faces? What keeps you up at night?" I think the number one thing that keeps me up at night is that we just can't sell our inventory fast enough. Through organic growth and the M&A activity of last year, we have a massive amount of media inventory and reach across metaverse games. Yet, we only sell about 2% to 3% of it a month. That's why our reseller strategy was so critical that we launch at the start of the year, employing companies like iHeart and Nickelodeon, people who have far reaching sales forces and are already working with brands and advertisers to sell on our behalf and complement our direct sales team that is focused on domestic sales is critical.

This is very highly valuable, innovative inventory and brands and advertisers need to be educated that it's out there and to see how immersive and engaging of a product that it is. If you think about it, 2% to 3%, what's the opportunity there for the company? Well, if we were only selling 10%, 15%, 20% of that inventory, the guidance that we would be giving for this year would be double at least.

Next question, "As market talk shifts towards recession, economic slowdown, what are you seeing as far as advertising demand? Any decrease in the level of activity or the size of the potential deals?" This is what makes Super League in a really powerful, distinctive position. Our products are so unique and different, as I said earlier. 3D ad units interactively talking to players in game, dynamic billboards entertaining players through their gaming experience. These are the types of immersive products that advertisers want. I'm sure there will be some pullback in advertising, but, in my opinion, there is more than enough dollars being put to work and we are capturing such a small percentage right now of an advertiser share of wallet.

Now, that said, what gives me a lot of confidence as we move into our biggest selling seasons in 3 and 4Q, because of back-to-school spend and holiday spend is the fact that our pipeline health continues to thrive. I talked to you last call about the fact that our average deal size in the pipeline was about 200K. Well, it's changed, it's improved. It's now about $270,000. If I had reported a year ago that average deal size, it'd be more in the $50,000 to $70,000 per deal size. So, that just shows you, again, that our end-to-end solution allows us to grab more share of that wallet. Advertisers can put more to work through Super League.

Also, too, we see notable names coming back, about 73% of the ad dollars spent in Super League in Q2 were repeat buyers. So, we're proving the ROI for the campaigns they're looking for and they're coming back and putting more money to work. Now, that said, another thing we try to look for is not just repeat. We know that the Disneys and the Universals are coming back and spending more money, as they have for some time, even, even brands like Hyundai. But we also like to see new entrances, companies like Nike and Kellogg's coming into the mix, new verticals that are seen that their consumers are in the metaverse and that is a new way for them to reach and engage with that younger audience.

We did some great activations this past quarter, had a lot of fun with Sony's Spider-Man, Disney's Doctor Strange, and DreamWorks Animation's The Bad Guys, introducing new IP in the metaverse. I think we'll continue to see our entertainment and games vertical be one of our strongest, but we're really excited about the diversification we're seeing as well.

"Can you give any color on headcount? Is hiring new talent a challenge and/or a focus?" Yeah, right now, we're in a really nice position with Super League. We sat down with the board at the end of the year in an early Q1 and we talked about what is it going to take for us to deliver this year-on-year sizable growth. We're doubling the revenue relative to last year. What we did is we really did a smart plan and said, "What are the resources we need right now to ramp up and to get us ready for that growth and to deliver into 2023?"

I'm pleased to say that we are able to deliver the full year plan with the headcount that we have right now. More importantly, we have still continued to find efficiency in our labor cost and other costs like infrastructure. So, we feel we have the right team. We don't have to really bring on additional headcount to deliver the results that we've promised to you, the shareholder. Again, as I said earlier, we have really high productivity levels. So, we think we have the capability to even lift the capacity on what this team can deliver.

"If Super League fails to meet Nasdaq minimum price requirements, will we consider a reverse split?" I want to take a minute and spend some time on this. Our shareholders are our most important constituents. While we believe our current share price does not nearly reflect the full value of Super League, we're doing everything we can to keep the transparency with our investment community consistent and, ultimately, at an all time high.

As many of you may have seen, we released preliminary top-line results and reiterate guidance last week for this reason. We closed our books and felt it was imperative to inform our constituents that our top line had improved substantially. That said, I am sure you understand. I'm not able to comment on things like a potential reverse split.

Next question. "Talk to us about margins. What's your targeted run rate here? How do you anticipate margins trending through the remainder of the year?" Super question. So, if you recall, the first half of last year, Super League was trending in that 45% to 50% margin target. That is our target as we move forward. Now, when we did some M&A last year, we inherited some products into our ad inventory model that actually had a lower margin. So, I talked to you a little bit in the Q3 call last year about the fact that we were resetting our rate cards and that we were going to start walking those average margins back up. So, we walked from about 39% to about 44% by the end of the year. I'm pleased to say that we continue now to nest in that 40% to 45% range.

The good news is this. We have so much on horizon with our product roadmap. So, when I talk about things like those catalog ad units and 3D interactive units, those are premium CPM products that will continue to augment our inventory and catalog of what we can offer to advertisers and we'll continue to see that margin grow. Now, I don't think that means that you'll all of a sudden see us reporting 60% or 70% margin. We feel like that 45% to 50% really puts us in a right strike zone. It's a fair valuation of what the quality of those ad units deliver. And equally, it allows us to stay competitive in the market, as we're really going through this education awareness phase with advertisers and agencies.

"When do you project you will achieve profitability? Given the most recent increased cost of borrowing, how do you plan to finance operations until profitability is achieved?" Now, I alluded a bit to this in the earlier conversation that we were having. Look, we take it very seriously that we have to deliver the top-line growth that the investors clearly said they expected and wanted from us over the last 12 to 24 months and we're doing that. And yet, we want to pull forward cash flow, sustainable profitability faster.

That's why we've been able to flatten and, in some places, reduce our operating cost. We've been able, as I mentioned earlier, to see an improvement in our sales force, efficiency and effectiveness. What does that mean? That means bigger deal sizes, a closer time from start-of-deal chase to deal close. It's also about the effectiveness of our individual sales leaders, pushing them to achieve maximum capability of the amount of sales they can each individually achieve in a given year. So, we like the direction that our sales effectiveness is moving. And that's why I'm able to say that we right now see, in our current forecast, that we will be pulling forward, break even with the shrinking operating losses faster than originally expected at the start of the year.

Over the last few years, Super League has changed quite a bit due to strategic acquisitions. Some revenue streams are well established. Others still may be in their infancy. "What do you see as the fastest growth segment of the business for the next three years?" It's the right question. I still think that the ad model, that's about 70% of our revenue this year, is right now what has us the most ahead, the most distinctive. As I mentioned earlier, only using 2% to 3% of available monthly inventory, so much upside if we can continue to improve the effectiveness of our own sales force and leverage the workforces, the sales forces of others, all those reseller partners I've talked about. That really is the primary focus of the company.

That said, we are excited about the growth we're seeing on our other two revenue streams. First, let's talk about direct to consumer. You probably saw an announcement last week that we relaunched an owned and operated world for Super League inside of Roblox called Anime Battlegrounds X. We're really excited about the potential of this owned and operated world. We have more plans ahead to bring more Roblox O&O worlds that Super League operates for ourselves. That means not just the media inventory that we can expand and control in those worlds that we own and operate, but it also means that we can now participate in the end game player transaction economy as well. Those will be sources of improving our DTC revenues. In addition to the direct-to-consumer revenues, we already extract from our Minecraft properties, Mineville, Pixel Paradise, and Minehut.

As far as our third leg of revenue, it's really about our content and technology capability, the same bright people who are bringing me into the metaverse today and creating this fun broadcast for all of you are really talented and people hire them to do work for them. Our longtime partner, Topgolf, the professional eSports team, Gen.G, are people who hire us to help them create compelling eSports tournaments and broadcasts to achieve their own viewership and advertising objectives. So, we continue to see that as a nice source of revenue.

I've talked a little bit about the proprietary technology behind our fantastic studio team. You may have recalled that I talked in a previous call about the fact that companies like Endemol Shine like just our technology alone, not just the talent. And what they're seeing is that for productions that have nothing to do with eSports or metaverse games, the technology still allows them to drive efficiency in their own content production budgets. So, we were used for a second season of Lego Masters, the wildly popular game show. We continue to think that there's an opportunity for that technology as well behind the content we produce to be something that could turn into a bit of a SaaS product.

As well, we've always talked about the hundreds of millions of hours of gameplay that are produced on our platform per year. Well, that's content we own, and that derivative content we believe, over time, could have value to others. As I mentioned before, probably the best evidence of that today is our continued partnership with Snapchat, where we deploy shorts to them every week for them to post on their stories. Usually, it's an aggregation of some of our top highlights off of our Framerate social channels, player highlights, and we receive an ad share revenue for that content. So, what we like about the direct-to-consumer and content legs of revenue is not only the growth is nice and it's achieving a really nice growth year on year, there's a lot of potential for them, but it also smooths out the seasonality, the inevitable seasonality of an ad model.

"Love the rebranding and website updates." Thank you. "Do you have anything in the works with Nickelodeon for Halloween this year? If this isn't public, can you touch on if these game events have been successful in engaging and retaining new players?" Well, first of all, thank you so much for your comments about the rebranding. I've built a lot of different consumer brands over my work experience, and it's amazing to me when you take a moment to pause and say, "What is the brand today? What does it stand for? And what does it mean?" Once you're able to really craft that simple narrative, all of a sudden, every other decision point flows from it.

Yes, Spooktacular will be back, as well as Snow Days in the holiday season, we find that when we create these tent-pole events inside Minehut, and now taking them into Roblox as well, that this is a really fun way to galvanize not just our players, who love these repeat experiences that they've come to count on, on a seasonal basis, but it also becomes a really nice lightning bolt to bring our advertisers in, right? And to show them that this is a tent-pole they can get behind as they start to dip their toe into metaverse games and reaching this super elusive, but fantastically fun, engaging audience of young gamers.

Okay. Our last question, "What are investors missing?" Well, look, a lot of you have been there with us from the beginning and we see the Reddit community actively analyzing our stock and the trends, and you really have dug in. And your commitment and loyalty is a source of energy to us, as well as our institutional investors. I think probably the thing that the market is missing about us is just our exceptional growth, the way that we have started to really eat at those, those operating losses. The fact that right now, again, our opinion, I think that our stock is really devalued. It will really be ultimately for the markets to decide that. But giving guidance at 20 to 22 million to be right in line or beating our analyst estimates and ensuring delivery in such a tough market environment, I think says a lot about the power and the future where the stock can go. So, we hope that people stay with us and we hope as well that we have new investors who are excited that this is a gross stock that is at a reasonable price.

Well, thanks for watching our first investor video and from all of the Super League team, have a great day. Bye-bye.